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                                                                   EXHIBIT 99.1


                                                                   NEWS RELEASE

FOR:       CKE Restaurants, Inc.

CONTACT:   Loren Pannier
           CKE Restaurants, Inc.
           714.778.7109


                                                          FOR IMMEDIATE RELEASE


         CKE RESTAURANTS, INC. ANNOUNCES SAME-STORE SALES INCREASES OF
        12.7 PERCENT AND THE HIGHEST QUARTERLY NET INCOME IN SEVEN YEARS

         ANAHEIM, Calif. -- June 12, 1996 -- CKE Restaurants, Inc. (NYSE:CKR) today announced that the results for the first quarter ended May 20, 1996 included the highest quarterly net income in seven years.

o Revenues for the 16-week period ended May 20, 1996 increased $15.3 million, or 11 percent, to $152.9 million as compared with the prior year 16-week period.

o Net income for the first fiscal quarter nearly tripled to $5.3 million, or $.28 per share, compared with net income of $1.9 million, or $.11 per share for the same prior year period.

o The company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," resulting in a $1.3 million non-recurring charge during the current quarter. Net income would have been $6.1 million, or $.32 per share, the highest quarterly net income reported by the company in eight years, excluding the effect of this adoption.


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o   Same-store sales increased 12.7 percent as compared with a 0.6 percent decline for the same period last year, marking the fourth consecutive quarterly increase in same-store sales and the highest same-store sales reported by the company since the first quarter of fiscal year 1990, which ended May 22, 1989.

o Per store averages in company-operated restaurants reached $1,043,000 on a 13-period rolling basis, the highest per store average attained since fiscal 1993.

         "We are extremely pleased with our first quarter results, which reflect the continuing strong improvement in the company's sales growth and operating performance," said William P. Foley II, CKE's chairman and chief executive officer. Foley continued, "The company has made tremendous progress in achieving its goal of getting its Carl's Jr. restaurants back on track." Foley also noted, "The company has delivered on its promise to enhance stockholder value. The average CKE stock price during the first quarter of fiscal year "97 was $17.57 per share as compared with an average stock price of $7.02 per share in the first quarter of fiscal '96. In addition, our stock reached an all-time high closing price of $25.13 within recent weeks."

         "Adding to the excitement is the continued momentum in sales growth resulting from our aggressive advertising, dual-branding venture and image enhancement program," said Tom Thompson, president and chief operating officer of the Carl's Jr. restaurants. In the current quarter, customer transactions increased 4 percent, while gross margins from retail operations increased $6.3 million, or 3 percent as compared with the first quarter of the prior year.


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Thompson also noted that excluding the effects of FASB 121, the company's retail gross margins would have increased nearly 1 percent to 22.2 percent in the current quarter.

         Thompson reported that contributing to the increase in same-store sales is the company's image enhancement remodeling program. Many of the company's high volume stores already have been revitalized with a fresh, contemporary exterior and interior look. To date, 27 restaurants have undergone this transformation, contributing to the boost in system-wide sales. The company is currently remodeling at the pace of three restaurants per week and anticipates a total of 160 restaurants to be remodeled this fiscal year.

         The company also continues to convert existing Carl's Jr. locations into Carl's Jr./Green Burrito dual-brand restaurants. Currently, there are 33 dual-brand units operating, with sales tracking approximately 25 percent over same-store sales prior to the conversions.

         This quarter CKE purchased from GIANT GROUP, LTD. ("Giant") a 15 percent stake in Rally's Hamburgers, Inc. ("Rally's") and has options to buy another 7.5 percent of Rally's stock from Giant. "This arrangement gives us the opportunity to participate in Rally's turnaround and growth, and we look forward to working with their management team," said Foley. Additionally, in an effort to expand its presence in the western United States, CKE and Rally's announced, shortly after the quarter ended, that the two companies have entered into an operating agreement whereby 28 Rally's-owned restaurants located in California and Arizona will be operated by CKE, the majority of which will be converted to Carl's Jr. restaurants. Foley added, "We are excited about this opportunity to take advantage of our management strength and strong presence in California to enhance the return on those 28 restaurants."


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         The company's merger and plan of reorganization (the "Merger") of
Summit Family Restaurants Inc. ("Summit"), as previously announced, is progressing. Summit stockholders will vote on the Merger at a special meeting to be held on Friday, July 12, 1996. In the event that Summit stockholders approve the Merger, the company will acquire Summit for a combination of cash and stock of approximately $30.9 million. The number of shares of CKE stock to be issued will be determined pursuant to a formula described in the Merger Agreement. Summit operates restaurants under three concepts: 77 company-owned and 24 franchised family-style JB's Restaurants, six Galaxy Diner restaurants and 16 HomeTown Buffet restaurants, which are operated by Summit as a franchisee.

         CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., which, along with its franchisees and licensees, operates approximately 665 Carl's Jr. quick-service restaurants, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim.

         "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks; the effect of economic conditions; the impact of competitive products and pricing; the results of financing efforts; the effect of the company's accounting policies and other risks detailed in the company's Securities and Exchange Commission filings.

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